AMENDMENT NO. 1

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC” OR THE “COMMISSION”). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED ____, 2022

VETANOVA, INC.

335 A Josephine St.

Denver, CO 80206

Units

$0.03⅓ per Unit

OFFERING: UP TO 300,000,000 UNITS. EACH UNIT IS COMPRISED OF ONE SHARE OF COMMON STOCK, ONE SERIES III WARRANT AND ONE SERIES IV WARRANT. EACH SERIES III WARRANT ALLOWS THE HOLDER TO PURCHASE ONE SHARE OF THE COMPANY’S COMMON STOCK AT A PRICE OF $0.03⅓ PER SHARE. EACH SERIES IV WARRANT ALLOWS THE HOLDER TO PURCHASE ONE SHARE OF THE COMPANY’S COMMON STOCK AT A PRICE OF $0.05 PER SHARE. THE SERIES III AND SERIES IV WARRANTS EXPIRE ON DECEMBER 31, 2024. THE SHARES ISSUABLE UPON THE EXERCISE OF THE SERIES III AND SERIES IV WARRANTS ARE SOMETIMES REFERRED TO IN THIS OFFERING CIRCULAR AS “WARRANT SHARES”.

PRICE: $0.03⅓ PER UNIT

Title of Each Class of Securities to be Qualified	Price to Public	Commissions (1)	Proceeds to the Company (2)
Units (300,000,000), each consisting of:	$10,000,000	$-	$10,000,000
- One Share of Common Stock
- One Series III Warrant
- One Series IV Warrant

Common Stock (300,000,000 shares) issuable upon exercise of Series III Warrants	$10,000,000	-	$10,000,000
Common Stock (300,000,000 shares) issuable upon exercise of Series IV Warrants	15,000,000	-	$15,000,000
Total

(1)

The Company will not use an underwriter in connection with this Offering. The Company's securities will be offered by the Company's officers and directors. To the extent that the Company’s officers and directors make any communications in connection with the Offering they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, the Company’s officers and directors are not required to register as a broker-dealer. See “Plan of Distribution.”

The Company may offer the Units through underwriters, selected brokers or finders, although the Company has no current arrangements to do so. If selected brokers are used, the Company estimates that the selected brokers will sell only 50% of the Units offered. If the Company chooses to offer the Units through underwriters, selected brokers or finders, information regarding any arrangement with such persons will be disclosed in an amendment to this Offering Circular.

(2)	Does not include expenses of the offering which are estimated to be $45,000.

The minimum investment required is $1,000. However, the Company in its sole discretion may accept less than the minimum investment.

The Offering will terminate on December 31, 2023.

The Offering is being conducted on a “best efforts” basis without a minimum offering amount, which means that there is no guarantee that any minimum amount will be sold in this Offering.

INVESTING IN THE UNITS, THE COMMON SHARES AND THE WARRANTS COMPRISING THE UNITS, AND THE WARRANT SHARES IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISKS. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 5 TO LEARN THE MORE SIGNIFICANT RISKS YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE COMPANY’S SECURITIES.

THE SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A OF THE SEC. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

Sales of these securities will commence within approximately two (2) days after qualification of this offering.

The Company is following the Form S-1 (Part I) format for this Offering Circular.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

Overview

The Company is a development stage company that plans to build and operate solar powered, state of the art, greenhouse facilities which will grow fruits and vegetables for distribution to local markets across the United States. The Company has acquired approximately 157 acres in southern Colorado (“Avondale Complex”), which will be its first development project. As of the date of this Offering Circular, the Company was not operating any solar powered greenhouses.

The Company’s principal executive offices are located at 335 A Josephine St. Denver, Colorado 80206 and its telephone number is (303) 248-6883.

The Offering

Securities offered:	A maximum of 300,000,000 Units at an offering price of $0.03⅓ per Unit.

Each Unit is comprised of one share of common stock, one Series III Warrant and one Series IV Warrant. Each Series III Warrant allows the Holder to purchase one share of the Company’s common stock at a price of $0.03⅓ per share. Each Series IV Warrant allows the Holder to purchase one share of the Company’s common stock at a price of $0.05 per share. The Series III and Series IV Warrants expire on December 31, 2024.

Securities outstanding before the Offering (1)	426,100,053 shares of common stock

Securities outstanding after the Offering: (1)(2)	726,100,053 Common Shares and 600,000,000 Warrants if all Units offered are sold, or 1,326,100,053 Common Shares if all Units offered are sold and all Warrants are exercised.

(1)	Does not reflect 60,000,000 shares of common stock issuable upon conversion of outstanding convertible notes.

(2)	Does not reflect 133,213,237 outstanding Series I and Series II Warrants which are exercisable at a price of $0.20 per share and expire on 12-31-22.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

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Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may utilize the extended transition period provided in Section 7(a)(2)(b) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. We are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Forward-Looking Statements

Some of the statements in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

The speculative nature of our business;

Concerns about our ability to continue as a “going concern;”

Our ability to effectively execute our business plan;

Our ability to manage our expansion, growth and operating expenses;

Our ability to finance our businesses;

Our ability to promote our businesses;

Our ability to compete and succeed in highly competitive and evolving businesses;

Our ability to respond and adapt to changes in technology and customer behavior; and

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to amend this Offering Circular or otherwise make public statements updating our forward-looking statements.

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RISK FACTORS

The price of our common stock may be materially affected by a number of risk factors, including those summarized below:

The Company has no operating history with respect to its new business and may never be profitable.

Since the Company only recently began its new business, it is difficult for potential investors to evaluate the Company’s future prospects. The Company will need to raise enough capital to be able to fund its operations. There can be no assurance that the Company will be profitable or that the Company’s securities will have any value.

Any forecasts the Company makes concerning its operations may prove to be inaccurate. The Company’s prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stage of development.

Our auditors have expressed doubt as to our ability to continue in business.

The accompanying financial statements have been prepared assuming we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. We had a net loss of $(19,906,722) for the year ended December 31, 2021. These matters, among others, raise substantial doubt about our ability to continue as a going concern.

The Company needs capital to implement its business plan.

The Company needs additional capital in order to operate. There is no minimum amount which is required to be raised in this offering. If only a small number of Units are sold in this offering, the amount received from the sale of these Units will provide little benefit to the Company. As a result, the Company may need to raise the capital it needs in future offerings of its securities, proceeds from the exercise of the Company’s warrants, the sale and lease back of the Company’s greenhouse/ warehouse facilities or borrowings from private lenders. The Company does not know what the terms of any future capital raising may be, but any future sale of the Company’s equity securities will dilute the ownership of existing stockholders and could be at prices substantially below the market price of our common. The failure of the Company to obtain the capital which it requires may result in the slower implementation of the Company’s business plan.

Our business and results of operations are dependent on the availability, skill and performance of subcontractors.

We will use subcontractors to construct our greenhouse/ warehouse facilities. Accordingly, the timing and quality of our installations will depend on the availability and skill of our subcontractors. While we anticipate being able to obtain sufficient materials and reliable subcontractors, we do not have any contractual commitments with any subcontractors, and we can provide no assurance that skilled subcontractors will be available at reasonable rates. The inability to contract with skilled subcontractors at reasonable rates on a timely basis could have a material adverse effect on our business.

We may discover that our subcontractors have engaged in improper construction practices or have installed defective materials. When we discover these issues, we will use other subcontractors to make repairs as required by law. The costs of repairs in these instances may be significant and we may be unable to recover the costs of repairs from subcontractors, suppliers and insurers, which could have a material impact on our business. We may also suffer damage to our reputation from the actions of subcontractors, which are beyond our control.

Potential competitors could duplicate our business model.

There is no aspect of our business which is protected by patents, copyrights, trademarks, or trade names at this time. As a result, potential competitors could duplicate our business model with little effort.

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The Company may not be able to effectively manage its growth, which would impair our results of operations.

The Company intends to expand the scope of its operating activities significantly. If the Company is successful in executing its business plan, it will experience business growth that could place a significant strain on operations, finances, management, and other resources.

The ability to effectively manage growth may require the Company to substantially expand the capabilities of administrative and operational resources and to attract, train, manage, and retain qualified management and other personnel. There can be no assurance that the Company will be successful in recruiting and retaining new employees or retaining existing employees.

The Company cannot provide assurances that management will be able to manage this growth effectively. The failure to successfully manage growth could materially adversely affect its business, financial condition or results of operations.

The Company is dependent on its management and the loss of any of its officers could harm the Company’s business.

The Company’s future success depends largely upon the experience, skill, and contacts of the Company’s officers. The loss of the services to these officers may have a material adverse effect upon the Company’s business.

Our sole officer and director controls the voting of approximately 41% of our common stock.

John R. McKowen, our only officer and director, owns 88,107,690 shares of our common stock and controls the voting of 147,268,425 shares of common stock owned by entities controlled by Mr. McKowen. As a result, Mr. McKowen is able to exert a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment to our articles of incorporation and approval of mergers and other transactions requiring stockholder approval.

We may face business disruption and related risks from the recent pandemic of the novel coronavirus 2019 (COVID-19) which could have a material adverse effect on our business.

Our business could be disrupted and materially adversely affected by the recent outbreak of COVID-19. As a result of measures imposed by the governments in affected regions, businesses and schools have been suspended due to quarantines intended to contain this outbreak. The spread of SARS CoV-2 from China to other countries has resulted in the Director General of the World Health Organization declaring COVID-19 a pandemic on March 11, 2020. International stock markets reflect the uncertainty associated with the slow-down in the economy. The reduced levels of international travel experienced since the beginning of January and the significant declines in the Dow Industrial Average were largely attributed to the effects of COVID-19. We are still assessing the impact COVID-19 may have on our business, but there can be no assurance that this analysis will enable us to avoid part or all of any impact from the spread of COVID-019 or its consequences, including downturns in business sentiment generally or in our sector in particular. The extent to which the COVID-19 pandemic and global efforts to contain its spread will impact our operations will depend on future developments, which are highly uncertain and cannot be predicted at this time, and include the duration, severity and scope of the pandemic and the actions taken to contain or treat the COVID-19 pandemic.

As of the date of this Offering Circular there was only a limited public market for our common stock.

As a result, you may be unable to sell your shares of our common stock.

6

Disclosure requirements pertaining to penny stocks may reduce the level of trading activity for our common stock.

Trades of the Company’s common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks”. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

You may have difficulty depositing your shares with a broker or selling shares of our common stock which you acquire in this offering.

Many securities brokers will not accept securities for deposits and will not sell securities which:

●	are considered penny stocks or
●	trade in the over-the-counter market

Further, for a securities broker which will, under certain circumstances, sell securities which fall under any or all of the categories listed above, the customer, before the securities broker will accept the shares for deposit, must often complete a questionnaire detailing how the customer acquired the shares, provide the securities broker with an opinion of an attorney concerning the ability of the shares to be sold in the public market, and pay a “legal review” fee which in some cases can exceed $1,000.

For these reasons, investors in this offering may have difficulty selling shares of our common stock.

We are an Emerging Growth Company, subject to less stringent reporting and regulatory requirements of other publicly held companies and this status may have an adverse effect on our ability to attract interest in our common stock.

We are an Emerging Growth Company as defined in the JOBS Act. As long as we remain an Emerging Growth Company, we may take advantage of certain exemptions from various reporting and regulatory requirements that are applicable to other public companies that are not emerging growth companies. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

USE OF PROCEEDS

We will use these net proceeds from this Offering Circular for the following:

Units Sold	100%	75%	50%	25%

Gross Offering Proceeds	$10,000,000	$7,500,000	$5,000,000	$2,500,000
Commissions	-	-	-	-
Offering Expenses	45,000	45,000	45,000	45,000
Net Offering Proceeds	9,955,000	7,455,000	4,955,000	2,455,000
Use of Net Proceeds
● Repay Bridge Notes	516,356	516,356	516,356	516,356
● Begin expanding/retrofitting existing greenhouse and warehouse	$5,000,000	$4,000,000	$3,000,000	$1,000,000
● Working Capital	$4,438,644	2,938,644	1,438,644	938,644

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The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. Any line item amounts not expended completely shall be held in reserve as working capital and subject to reallocation to other line-item expenditures as required for ongoing operations.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the Units being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

DILUTION

If you purchase Units in this offering, your ownership interest in our common stock will be diluted immediately, to the extent of the difference between the public offering price and the net tangible book value per share of our common stock after this offering.

Our net tangible book value per share as of December 31, 2021, was less than $0.01. Net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our common stock outstanding as of December 31.2021.

The following table illustrates the per share dilution to new investors, assuming the sale of, respectively, of 100%, 75%, 50% and 25% of the Units (after deducting commissions payable and estimated offering expenses of $50,000). For purposes of the dilution calculations below, the public offering price of the Units has been allocated to the shares of common stock comprising the Units.

Percentage of Units sold	100%	75%	50%	25%
Public offering price	$0.3⅓	$0.3⅓	$0.3⅓	$0.3⅓
Net tangible book value per share as of December 31, 2021 (1)	$—	—	—	—
Net tangible book value after this Offering	$11,153,626	$8,653,626	$6,153,626	$3,653,626
Net tangible book value per share after this offering	$0.01	$0.02	$0.02	$0.02
Increase in net tangible book value per share attributable to new investors in this offering	$0.01	$0.02	$0.02	$0.02
Dilution per share to new investors	$0.02⅓	$0.01⅓	$0.01⅓	$0.01⅓

(1)	Less than $0.01 per share. Based on net tangible book value as of December 31, 2021 of $1,198,626 and 426,100,053 outstanding shares of common stock.

MARKET FOR OUR COMMON STOCK

Our common stock is quoted on over-the-counter market. The following table sets forth, for the periods indicated, the high and low closing sales price of our common stock as provided by OTC Markets Group Inc. These prices reflect inter-dealer prices, without retain mark-up or commission, and may not represent actual transactions.

Quarter Ended	High	Low
	$	$
March 31, 2022	0.15	0.062

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Quarter Ended	High	Low
	$	$
December 31, 2021	0.20	0.09
September 30, 2021	0.20	0.15
June 30, 2021	0.70	0.07
March 31, 2021	0.08	0.008
December 31, 2020	0.30	0.0001

September 30, 2020	0.31	0.11
June 30, 2020	0.15	0.12
March 31, 2020	0.58	0.12

Holders of our common stock are entitled to receive dividends as may be declared by the Board of Directors. The Board of Directors is not restricted from paying any dividends but is not obligated to declare a dividend. No cash dividends have ever been declared and it is not anticipated that cash dividends will ever be paid.

Management’s Discussion and Analysis

of Financial Condition and Results of Operation

Note about Forward-Looking Statements

This Offering Circular contains forward-looking statements, such as statements relating to our financial condition, results of operations, plans, objectives, future performance and business operations. These statements relate to expectations concerning matters that are not historical facts. These forward-looking statements reflect our current views and expectations based largely upon the information currently available to us and are subject to inherent risks and uncertainties. Although we believe our expectations are based on reasonable assumptions, they are not guarantees of future performance and there are a number of important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the risks described in the Risk Factors section of this Offering Circular. By making these forward-looking statements, we do not undertake to update them in any manner except as may be required by our disclosure obligations in filings we make with the Securities and Exchange Commission under the Federal securities laws. Our actual results may differ materially from our forward-looking statements.

Overview

The Company is in its development stage and intends to build and operate solar-powered, carbon-negative greenhouses utilizing Artificial Intelligence assisted technologies to control the growing environment if it can obtain financing. The Company’s revenue is expected to come from growing farm-fresh fruits and vegetables to be sold to local markets.

The Company intends to produce farm-fresh fruits and vegetables for local delivery in historically productive agricultural regions with high solar indexes and close to large urban areas of the United States, such as the Front Range of Colorado and Central Valley of California.

Results of Operations

Year Ended December 31, 2020

During the year ended December 31, 2019 we did not generate any revenue. During the year ended December 31, 2020, we recognized revenues from sub-leasing operations of $13,125. For the twelve months ended December 31, 2020, we recognized a direct cost of revenue of $13,125.

During the year ended December 31, 2020, expenses from operations were $297,519 compared to $4,515 for the year ended December 31, 2019. The increase in expenses was primarily due to higher general and administrative expenses resulting from the efforts to prepare us to become a fully reporting company with the SEC.

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Year Ended December 31, 2021

For the twelve months ended December 31, 2021, we did not have any revenue. During this period the Company recognized $5,078,065 in general and administrative expenses, $14,850,000 loss from land and structures acquisitions and $47,027 in interest expense. This produced a loss of $19,906,722, of which $68,370 was attributable to minority ownership; therefore, the Company’s shareholders recorded a $19,906,722 loss.

Liquidity and Capital Resources

We have begun our operations relying on external investors. Since inception and through December 31, 2021, we have raised $2,497,452 in capital.

To date we have only had limited revenue, which occurred the last six months of 2020 via a sublease of farming land. Therefore, presently operations are not sufficient to sustain our operations without the additional sources of capital.

The Company received preliminary approval from C-PACE, a Colorado specialized solar financing program developed by federal, state and county governments. The Company is in the process of developing the engineering necessary to complete the C-Pace financing application.

On August 17, 2020, VitaNova agreed to provide us with a $1,000,000 line of credit. Amounts drawn on the line of credit bear interest at 6% per year. We have not drawn on this line of credit as of the date of this Offering Circular.

We had no cash flows during the year ended December 31, 2019.

Between November 30, 2021 and the date of this Offering Circular, the Company sold convertible promissory notes in the principal amount of $500,000. The notes bear interest at 6% per year, are due and payable on June 30, 2022, and are unsecured. At the option of the holder, each $100 of note principal can be converted into 2,000 Company Units. Each Unit will consist of one share of the Company’s common stock, one Series III Warrant and One Series IV Warrant. Each Series III Warrant allows the holder to purchase one share of the Company’s common stock at a price of $0.05 per share. Each Series IV Warrant allows the holder to purchase one share of the Company’s common stock at a price of $0.06⅔ per share. The Series III and Series IV Warrants will expire on December 31, 2024.

Our sources and (uses) of cash for the periods presented were:

	Year ended	Year Ended
	12/31/21	12/31/20

Cash used in Operations	$(913,381	$(351,091)
Purchase of Units from VitaNova Solar Partners, LLC	(4,420)	—
Sale of common stock and warrants	214,611	351,091
Sale of Units by VitaNova Solar Partners, LLC	962,422	—
Payment due to related party	(448,925)	—
Sale of Convertible Notes	308,200	—

Capital Requirements

Our estimated capital requirements for the twelve month period following the date of this Offering Circular are:

●	General and administrative expenses	$625,000
●	Payments related to the purchase of land in southeastern Colorado (1)	$2,500,000
●	Retrofit/ expand existing greenhouse and warehouse (2)	$9,500,000
●	Construction of solar system to power expanded greenhouse and warehouse	$3,000,000

(1)	See the “Business” section of this Offering Circular regarding payments we are required to make in connection with the purchase of these properties.

(2)	Represents the costs to retrofit an existing greenhouse and warehouse on the land we acquired in southern Colorado. See the “Business” section of this Offering Circular for information concerning our plans to pay these costs.

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We believe if all Units offered are sold, and with additional capital from third party investors, we will have sufficient capital to meet our anticipated cash needs for at least the next twelve months.

Significant Accounting Policies

See Note 2 to the December 31, 2021 Financial Statements included as part of this Offering Circular for a discussion of our significant accounting policies.

Impairment Policy

At least once every year, management examines all of our assets for proper valuation and to determine if an impairment is necessary. In terms of real estate owned, this impairment examination also includes the accumulated depreciation. Management examines market valuations and if an additional impairment is necessary for lower of cost or market, then an impairment charge is recorded.

Contractual Obligations

As of December 31, 2021, we did not have any material capital commitments.

Significant Accounting Policies

For a discussion of our significant accounting policies please see Note 2 to the audited financial statements included as part of this Offering Circular.

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets, liabilities and contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. As a result, management is required to routinely make judgments and estimates about the effects of matters that are inherently uncertain. Actual results may differ from these estimates under different conditions or assumptions. The following discussion pertains to accounting estimates management believes are most critical to the presentation of our financial position and results of operations that require management’s most difficult, subjective, or complex judgments.

BUSINESS

The Company intends to generate revenue from growing fruits and vegetables for sale to local markets.

In 2021 the Company acquired four contiguous parcels of land totaling 157 acres in Pueblo County Colorado.

●	Parcel 1 - The Company issued 95,000,000 shares of its common stock and agreed to pay $2,368,421 by December 31, 2022 to GrowCo Partners 1, LLC for approximately 39 acres containing one fully completed 90,000 sq. ft. greenhouse, and one adjoining fully completed 15,000 sq. ft. warehouse. on the land. The shares were issued in book entry form on November 19, 2021. The cash amount will bear interest at 6% per year from August 17, 2021 until paid. Parcel 1 has. The completed greenhouse and warehouse have not been in operation since 2020.

●	Parcel 2 - The Company issued 5,000,000 shares of its common stock and agreed to pay $131, 579 by December 31, 2022 to GrowCo Partners 2, LLC for 39 acres of vacant land. The shares were issued in book entry form on November 29, 2021. The cash amount will bear interest at 6% per year from August 17, 2021 until paid.

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●	Parcel 3 – The Company issued 5,000,000 shares of its common stock and agreed to pay $131, 579 to GrowCo, Inc. by December 31, 2022 for 39 acres of vacant land. The shares were issued in book entry form on November 29, 2021. The cash amount will bear interest at 6% per year from August 17, 2021 until paid.

●	Parcel 4 - The Company issued 15,000,000 shares of its common stock and agreed to pay $394,737 by December 31, 2022 to GrowCo Partners 2, LLC for 39 acres of land with a partially completed greenhouse structure. The shares were issued in book entry form on November 29, 2021. The cash amount will bear interest at 6% per year from August 17, 2021 until paid.

On the land in southern Colorado the Company plans to:

1.	expand the existing greenhouse from two to six acres and retrofit and expand the greenhouse and warehouse so that the equipment in the greenhouse and warehouse will run on solar power as opposed to utility provided electricity and propane. (Estimated cost: $9,500,000. Estimated time to complete: eight months). Build solar system to power the greenhouse/ warehouse (Estimated cost: $3,000,000)

2.	construct an additional 23 acres of greenhouse and associated warehouse space (Estimated cost: $45,500,000. Estimated time to complete: 36 months), and build solar systems to power the greenhouse and warehouse facilities (Estimated cost: $6,500,000)

The Company has a direct or indirect interest in the three entities listed above.

The Company plans to finance all or a part of the cost of retrofitting/ constructing greenhouses and warehouses and acquiring solar systems through the sale of Units offered by this Offering Circular, future offering of the Company’s securities, proceeds from the exercise of the Company’s warrants or borrowings from private lenders.

As of the date of this Offering Circular the Company did not have any agreements with any person to purchase any of the Company’s securities or lend any funds to the Company.

On August 4, 2021 the Company entered in an agreement with Mastronardi Produce Limited pursuant to which Mastronardi was granted the exclusive right to sell and market all US Grade No. 1 Products produced from all of the Company’s greenhouses in North America. For each sale, Mastronardi will be paid a low double digit percentage of the gross price received for the sale of the products grown at the Company’s greenhouses, plus all costs incurred in the sale and distribution of such products.

Mastronardi is a fourth-generation family owned company and the leading marketer and distributor in North America of tomatoes, peppers, cucumbers, berries and leafy greens. Mastronardi has an extensive and long-tenured retail network and is nationally recognized under the primary SUNSET® brand and other brands, including Campari®, Angel Sweet®, Flavor Bombs®, Sugar Bombs®, tomatoes and WOW™ berries.

Solar Energy Overview

Solar power is energy from the sun that is converted into thermal or electrical energy. Solar energy is the cleanest and most abundant renewable energy source available. Solar technologies can harness this energy for a variety of uses, including generating electricity, providing light or a comfortable interior environment, and heating water for domestic, commercial, or industrial use.

There are three main ways to harness solar energy: photovoltaic, solar heating and cooling, and concentrating solar power. Photovoltaics generate electricity directly from sunlight via an electronic process and can be used to power anything from small electronics such as calculators and road signs up to homes and large commercial businesses. Solar heating and cooling (SHC) and concentrating solar power (CSP) applications both use the heat generated by the sun to provide space or water heating in the case of SHC systems, or to run traditional electricity-generating turbines in the case of CSP power plants.

Solar energy is a very flexible energy technology: it can be built as distributed generation (located at or near the point of use) or as a central-station, utility-scale solar power plant (similar to traditional power plants). Both of these methods can also store the energy they produce for distribution after the sun sets, using new solar and storage technologies.

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In the last decade alone, solar has experienced an average annual growth rate of 48%. Thanks to strong federal policies like the solar Investment Tax Credit, rapidly declining costs, and increasing demand across the private and public sector for clean electricity, there are now nearly 78 gigawatts (GW) of solar capacity installed nationwide, enough to power 14.5 million homes.

The cost to install solar has dropped by more than 70% over the last decade, leading the industry to expand into new markets and deploy thousands of systems nationwide. Prices as of June 2021 are at their lowest levels in history across all market segments.

Solar has ranked first or second in new electric capacity additions in each of the last years. In 2019, 40% of all new electric capacity added to the grid came from solar, the largest such share in history. Solar’s increasing competitiveness against other technologies has allowed it to quickly increase its share of total U.S. electrical generation - from just 0.1% in 2010 to more than 2.5% today.

Homeowners and businesses are increasingly demanding solar systems that are paired with battery storage. While this pairing is still relatively new, the growth over the next five years is expected to be significant. By 2025, more than 25% of all behind-the-meter solar systems will be paired with storage, compared to under 5% in 2019.

MANAGEMENT

Officers and Directors

Name	Age	Position
John R. McKowen	72	Chief Executive, Financial, and Accounting Officer and a Director

John R. McKowen has been an officer and director of the Company since June 2018. Prior to joining the Company, Mr. McKowen served as the Chief Executive Officer and President of GrowCo Inc., a builder of greenhouses, from May 2014 to May 2016 and again since October 2017. Mr. McKowen was the Chief Executive Officer and Chairman of the Board of Directors of Two Rivers Waters and Farming Company from November 2009 to May 2016.

On December 10, 2021, the Colorado Securities Commission (the "Commission") filed a Complaint in the District Court for the City and County of Denver against Two Rivers Water & Farming Company, TR Capital, Partners, LLC, GrowCo, Inc., VitaNova Partners, LLC, John McKowen, along with other entities and individuals (together the "Defendants"). See the Company's 8-K report dated December 13, 2021 for more information.

On January 7, 2020 a small group of former Growco investors (the "Plaintiffs") filed an arbitration claim against a brokerage firm. In their claim, the Plaintiffs alleged that the brokerage firm failed to disclose material information to the Plaintiffs in connection with the sale of securities by GrowCo. John McKowen was GrowCo's Chief Executive Officer between April 2014 and May 2016 and has been GrowCo's Chief Executive and Financial Officer since October 2017. Specifically, the Plaintiffs allege that the brokerage firm failed to disclose the following concerning Mr. McKowen: (1) McKowen's securities license was revoked and he was ordered to pay restitution to a former customer, and (2) McKowen was sanctioned by the Indiana securities regulators for unlawful sales of securities to investors in Indiana. On March 17, 2022 the arbitration panel denied all of Plaintiffs' claims.

We believe Mr. McKowen is qualified to act as a director based upon his knowledge of business practices and, in particular, his experience in building greenhouses.

Mr. McKowen is not independent as that term is defined in Section 803 of the NYSE American Company Guide.

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until their successors are elected or appointed. Our officers are appointed by our board of directors and serve at the discretion of the board.

We do not have a financial expert as that term is defined by the Securities and Exchange Commission.

Our Board of Directors does not have standing audit, nominating or compensation committees, committees performing similar functions, or charters for such committees. Instead, the functions that might be delegated to such committees are carried out by our directors, to the extent required. Our directors believe that the cost of associated with such committees, has not been justified under our current circumstances. During the year ended December 31, 2021 we did not compensate any person for serving as an officer or a director.

Our Board of Directors has the ultimate responsibility to evaluate and respond to risks facing us. Our Board of Directors fulfills its obligations in this regard by meeting on a regular basis and communicating, when necessary, with our officers.

We have not adopted a Code of Ethics which is applicable to our principal executive, financial, and accounting officers and persons performing similar functions since we only have one executive officer.

Holders of our common stock can send written communications to our entire Board of Directors, or to one or more Board members, by addressing the communication to “the Board of Directors” or to one or more directors, specifying the director or directors by name, and sending the communication to our corporate office. Communications addressed to the Board of Directors as whole will be delivered to each Board member. Communications addressed to a specific director (or directors) will be delivered to the director (or directors) specified.

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A security holder communication not sent to the Board of Directors as a whole is not relayed to Board members which did not receive the communication.

Executive Compensation

Our executive officers will be compensated through the following three components:

●	Base Salary

●	Short-Term Incentives (cash bonuses)

●	Long-Term Incentives (equity-based awards)

●	Benefits

These components provide a balanced mix of base compensation and compensation that is contingent upon our executive officer’s individual performance. A goal of the compensation program is to provide executive officers with a reasonable level of security through base salary and benefits. We want to ensure that the compensation programs are appropriately designed to encourage executive officer retention and motivation to create shareholder value. We believe that our shareholders are best served when we can attract and retain talented executives by providing compensation packages that are competitive but fair.

Base Salaries

Base salaries generally have been targeted to be competitive when compared to the salary levels of persons holding similar positions in other publicly traded mining companies of comparable size. The executive officer’s respective responsibilities, experience, expertise, and individual performance are considered.

Short-Term Incentives

Cash bonuses may be awarded at the sole discretion of the Board of Directors based upon a variety of factors that encompass both individual and company performance.

Long-Term Incentives

Equity incentive awards help to align the interests of our employees with those of our shareholders. Equity based awards are made under our Equity Incentive Plan. Options are granted with exercise prices equal to the closing price of our common stock on the date of grant and may be subject to a vesting schedule as determined by the Board of Directors who administer the plan.

We believe that grants of equity-based compensation:

●	enhance the link between the creation of shareholder value and long-term executive incentive compensation;

●	provide focus, motivation, and retention incentive; and

●	provide competitive levels of total compensation

In addition to cash and equity compensation programs, executive officers participate in the health and welfare benefit programs available to other employees.

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Compensation Table

The following table sets forth in summary form the compensation received by our Chief Executive Officer for the two fiscal years ended December 31, 2021:

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	All Other Compensation (5)	Total

John R. McKowen	2021	–	–	–	–	–	–
Chief Executive, Financial and Accounting Officer	2020	–	–	$8,811	–	–	$8,811

Louise Lowe	2021	–	–	–	–	–	–
Secretary	2020	–	–	$302	–	–	$302

(1)	The dollar value of base salary (cash and non-cash) earned.

(2)	The dollar value of bonus (cash and non-cash) earned.

(3)	The value of all stock awarded during the periods covered by the table is calculated according to ASC 718-10-30-3 which represented the grant date fair value.

(4)	The fair value of all stock options granted during the periods covered by the table are calculated on the grant date in accordance with ASC 718-10-30-3 which represented the grant date fair value.

(5)	All other compensation that could not be properly reported in any other column.

Ms. Lowe resigned as an officer on February 5, 2021.

Since our inception, we have not compensated any person for acting as a director.

The following shows the amount we expect to pay to Mr. McKowen, and the amount of time Mr. McKowen expects to devote to our business, during the year ending December 31, 2022.

Projected Monthly Compensation	Percent of Time to Be Devoted to our Business

$7,500	100%

Transactions with Related Parties

On December 1, 2020 John R. McKowen was issued 88,107,690 shares of the Company’s common stock and Louise Lowe was issued 3,019,455 shares of the Company’s common stock for services rendered and valued at $0.0001 per share. A total of 29,369,230 shares owned by Mr. McKowen and 1,006,485 shares owned by Mrs. Lowe are subject to repurchase by the Company for a price of $0.0001 per share if the Warrant Performance Metric described below is not satisfied. A total of 29,369,230 shares owned by Mr. McKowen and 1,006,485 shares owned by Mrs. Lowe are subject to repurchase at such price if the Secondary Performance Metric is not satisfied.

The “Warrant Performance Metric” will be satisfied if Warrants issued in the Company’s 2020 Private Placement are exercised to acquire at least 42,140,266 shares of the Company’s common stock. The “Secondary Performance Metric” will be satisfied if, prior to December 31, 2022, the Company completes a “sale lease back” of a solar powered property and receives gross proceed of a least $6,000,000 from the sale.

On July 15, 2020, the Company and VitaNova Partners, LLC entered into a consulting agreement whereby VitaNova agreed to provide management services until a private placement was completed and the shareholders of the Company could properly elect a board of directors and Company officers could be appointed. VitaNova was paid $456,000 annually for its management services. On December 15, 2020 the consulting agreement was amended to reduce payments to $19,000 a month effective January 1, 2021.

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On July 12,2021 the Company issued 91,072,971 of its shares of common stock, as well as warrants to purchase an additional 10,249,375 shares of its common stock to VitaNova Partners, LLC in payment of expenses (amounting to $9,108) paid by VitaNova on behalf of the Company. The warrants are exercisable at any time on or before December 31, 2022 at a price of $0.20 per share. VitaNova Partners, LLC then transferred those shares to certain members of VitaNova in exchange for the members interests in VitaNova Partners, LLC. John McKowen, the Company’s only Officer and Director and a controlling person of VitaNova, did not receive any of those shares.

See the “Business” section of this Offering Circular for information concerning the Company’s acquisition of land from three related parties.

PRINCIPAL SHAREHOLDERS

The following table provides information with respect to the beneficial ownership of our common stock, of (i) each person or entity that is a beneficial owner of more than 5% of our outstanding common stock, (ii) each executive officer and director and (iii) all our directors and executive officers as a group.

Name and Address of Beneficial Owner	Shares Owned		Percent of Outstanding Shares
John R. McKowen	88,107,690		20.65%
335 A Josephine St.
Denver, Colorado 80206

GrowCo Partners 1, LLC	70,000,000	(1)	16.41%
335 A Josephine Street
Denver, CO 80206

VitaNova Partners, LLC	107,581,262	(1)	12.25%
335 A Josephine Street
Denver, CO 80206

GrowCo Partners 2, LLC	20,000,000	(1)	4.69%
335 A Josephine Street
Denver, CO 80206

GrowCo Inc.	5,000,000	(1)	1.17%
335 A Josephine Street
Denver, CO 80206

Prasil Family Matters, LLC	39,137,327		9.17%
7275 N. Scottsdale Road
Paradise Valley, AZ 85253

Jon D. & Linda W. Gruber Trust	36,650,603		8.59%
300 Tamal Plaza, Ste 280
Corte Madera, CA 94925

I. Wistar Morris	19,998,386		5.7%
19 Pond Lane
Bryn Mawr, PA 19010

All officers and directors as a group (one person)	290,688,952		68.8%

(1)	This entity is controlled by Mr. McKowen.

(2)	Includes shares issuable prior to December 31, 2022 upon the exercise of options or warrants held by:

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Name	Options or Warrants Exercisable Prior to December 31, 2022

VitaNova Partners, LLC	55,312,837
335 A Josephine Street
Denver, CO 80206

PLAN OF DISTRIBUTION

We are offering up to 300,000,000 Units at a price of $0.03⅓ per Unit, for a total of up to $10,000,000 in gross offering proceeds, assuming all Units offered are sold. Each Unit consists of one share of common stock, one Series III Warrant and one Series IV Warrant. Each Series III Warrant allows the holder to purchase one share of our common stock at a price of $0.03⅓ per share. Each Series IV Warrant allows the holder to purchase one share of our common stock at a price of $0.05 per share. The Series III and Series IV Warrants will expire on December 31, 2024. The minimum investment for any investor is $1,000, unless such minimum is waived by the Company in its sole discretion and on a case-by-case basis. There is no minimum offering amount or escrow required as a condition to closing and we may sell significantly fewer Units than those offered.

The Company may offer the Units through underwriters, selected brokers or finders, although the Company has no current arrangements to do so. If selected brokers are used, the Company estimates that the selected brokers will sell only 50% of the Units offered. If the Company chooses to offer the Units through underwriters, selected brokers or finders, information regarding any arrangement with such persons will be disclosed in an amendment to this Offering Circular.

The Company has retained Novation Solutions, Inc., doing business as "Dealmaker", to host the Company's Offering Circular, Subscription Agreement, and other offering materials. For these services, the Company will pay Dealmaker:

●	-$10,000 for platform setup, hosting and maintenance,
●	-$2,000 monthly fee per portal,
●	various transaction fees dependent on the type of payment processing.

Investors wishing to participate in this offering should go to www.VetaNova/RegA.com, where they can find copies of this Offering Circular. You should click on the “Invest Now” button where you can fill out your subscription agreement, upload required documents, and submit payment for your subscription. The Company is accepting payments via credit card, ACH, and wire transfer. The Company will accept or reject subscriptions in its sole discretion and subscriptions will close on a monthly basis during the term of this offering.

If a subscription is rejected, the Company, as applicable, will return the investor’s funds to the investor following the monthly close of subscriptions. If a subscription is accepted, the Company will send issuance instructions to the Company’s transfer agent for the accepted subscriptions. Shares and Warrants purchased in this Offering will be issued to investors in book entry form and held on the records of the Company’s transfer agent.

We do not pay promotions fees to third parties; however, third party sites may highlight our offering. Statements on these sites should not be considered as coming from the Company and should not be relied upon in considering an investment in the Units. We disclaim all liability from claims made on such third party sites.

Our directors and officers will not register as broker-dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

●	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and

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●	the person is not at the time of their participation an associated person of a broker-dealer; and

●	the person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

●	the person restricts his participation to any one or more of the following activities:

	(A)	Preparing any written communication or delivering such communication through the mails or other means that does not involve oral solicitation by the person of a potential purchaser; provided, however, the content of such communication is approved by an officer or director of the Company;

	(B)	Responding to inquiries of a potential purchaser in a communication initiated by the potential purchaser; provided, however, the content of such responses are limited to information contained in a registration statement filed under the Securities Act of 1933 or other offering document; or

	(C)	Performing ministerial and clerical work involved in effecting any transaction.

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past twelve (12) months and are currently not brokers or dealers or associated with brokers or dealers. Our officers and directors will not receive a commission or otherwise be compensated for their sale of any Units.

Our shares and warrants are not now listed on any national securities exchange or the NASDAQ stock market. There is also no guarantee that our securities will ever trade on any listed exchange or NASDAQ stock market. Accordingly, our shares and warrants should be considered highly illiquid, which inhibits investors’ ability to resell their shares and warrants.

Upon this Offering Circular being qualified by the SEC, the Company may offer and sell Units from time to time. This offering will terminate on December 31, 2023. Notwithstanding the foregoing, the Company may terminate this offering at any time.

There can be no assurances that the Company will sell any or all of the Units. All Units will be offered on a “best efforts” basis.

Should any fundamental change occur regarding the status or other matters concerning the Company, we will file an amendment to this Offering Circular disclosing such matters.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

All subscription agreements and payments are irrevocable until accepted. A subscription agreement executed by a subscriber is not binding on the Company until it is accepted by the Company. There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of Units is not sold.

We will not apply for “blue sky” registration in any state. We intend to sell the Units only in the jurisdictions in which an exemption from the registration requirements is available, and purchases of Units may be made only in those jurisdictions.

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DESCRIPTION OF SECURITIES

Units

By means of this Offering Circular we are offering 300,000,000 Units at a price of $0.03⅓ per Unit. Each Unit is comprised of one share of common stock, one Series III Warrant and one Series IV Warrant.

Common Stock

We are authorized to issue 500,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversions, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

We have not paid any dividends and we do not plan on paying any dividends in the foreseeable future.

Warrants

Each Series III Warrant allows the holder to purchase one share of the Company’s common stock at a price of $0.03⅓ per share. Each Series IV Warrant allows the holder to purchase one share of the Company’s common stock at a price of $0.05 per share. The Series III and Series IV Warrants will expire on December 31, 2024.

Other provisions of the Warrants:

1. Unless exercised within the time provided for exercise, the warrants will automatically expire.

2. The exercise price of the warrants may not be increased during the term of the warrants, but the exercise price may be decreased at the discretion of the Company’s Board of Directors by giving each warrant holder notice of such decrease. The exercise period for the warrants may be extended by the Company’s Board of Directors giving notice of such extension to each warrant holder of record.

3. There is no minimum number of shares which must be purchased upon exercise of the warrants.

4. The exercise price of the warrants, as well as the shares issuable upon the exercise of the warrants, will be proportionately adjusted in the event of any stock split, stock dividend, reclassification, capital reorganization or merger.

5. The holders of the warrants have no voting power and are not entitled to dividends. In the event of the liquidation or dissolution of the Company, holders of the warrants will not be entitled to participate in the distribution of the Company’s assets.

Transfer Agent

Old Monmouth Stock Transfer Co., Inc.

200 Memorial Parkway

Atlantic Highlands, NJ 07716

(732) 872-2727

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LEGAL MATTERS

Hart and Hart, LLC of Denver, Colorado has passed upon the validity of our common stock offered by this Offering Circular.

EXPERTS

Our financial statements as of December 31, 2020 and 2019 and for the periods then ended have been audited by BF Borgers CPA PC, our independent registered public accounting firm, as set forth in their report which is part of this Offering Circular. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

INDEMNIFICATION

The Company’s Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of the Company’ who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

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VETANOVA INC

CONDENSED AND CONSOLIDTED FINANCIAL STATEMENTS FOR THE PERIOD ENDED DECEMBER 31, 2021

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Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of VETANOVA INC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of VETANOVA INC as of December 31, 2021 and 2020, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company’s auditor since 2020.

Lakewood, CO

March 29, 2022

F-1

VETANOVA INC

Condensed and Consolidated Balance Sheets

	As of December 31,
	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	$108,951	$-
Prepaid expenses	-	13,734
Due from related party - VitaNova Partners LLC	-	51,179
Total Current Assets	108,951	64,913
Long Term Assets
Greenhouse	3,410,000	$-
Land	90,000	-
Total Long Term Assets	3,500,000	-
TOTAL ASSETS	$3,608,951	$64,913

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$37,630	$-
Interest payable	7,809	11,925
Payment due to related parties for land and greenhouse acquisition	2,051,075	-
Bridge note payable	219,292	-
Bridge note payable to related party (net of discount)	94,519	-
Total Current Liabilities	2,410,325	11,925
TOTAL LIABILITIES	2,410,325	11,925
Commitments & Contingencies (Notes 3, 4 and 6)
Stockholders’ Equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 426,100,053 and 194,971,866 shares issued and outstanding on September 30, 2021 and December 31, 2020, respectfully	91,835	68,694
VitaNova Solar Partners, LLC 71,774,011 common units outstanding and 7,379,305 preferred units outstanding, 100,000,000 preferred and 100,000,000 common units authorized	604,252	-
Additional paid-in capital	20,435,134	298,322
Accumulated (deficit)	(20,289,120)	(314,028)
Total VETANOVA INC Equity	842,101	52,988
Non-controlling interest in a subsidiary	356,525	-
TOTAL STOCKHOLDERS’ EQUITY	1,198,626	52,988
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,608,951	$64,913

The accompanying notes to condensed financial statements are an integral part of these statements.

F-2

VETANOVA INC

Condensed and Consolidated Statements of Operations

	Twelve Months ended December 31,
	2021	2020
Revenue	$-	$13,125
Direct cost of revenue	-	13,125
Gross Margin	-	-
Operating Expenses
General and administrative	5,078,065	297,519
Depreciation and amortization	-	-
Total Operating Expenses	5,078,065	297,519
Profit (Loss) from Operations	(5,078,065)	(297,519)
Other Income (Expense)
Loss on asset acquisitions - related party	(14,850,000)	-
Interest expense	(47,027)	-
Total Other Income (Expense)	(14,897,027)	-
Minority Share of Loss	68,370
Net Profit (Loss) Before Taxes	(19,906,722)	(297,519)
Income Tax (Provision) Benefit	-	-
Net Profit (Loss)	$(19,906,722)	$(297,519)

(Loss) per Common Share - Basic	$(0.08)	$(0.01)
(Loss) per Common Share - Dilutive	$(0.08)	$(0.01)
Weighted Average Shares Outstanding:
Basic	251,906,754	19,919,780
Dilutive	251,906,754	19,919,780

The accompanying notes to condensed financial statements are an integral part of these statements.

F-3

VETANOVA INC

Condensed and Consolidated Statements of Cash Flows

	Twelve Months Ended Dec 31,
	2021	2020
Cash Flows from Operating Activities:
Net Loss	$(19,975,092)	$(297,519)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Depreciation & amortization	5,611	-
Loss and impairment on purchase of assets	14,850,000	-
Stock issued for services	4,104,917
Net change in operating assets and liabilities:
Decrease in prepaid expenses	13,734	15,924
Decrease (Increase) in related party receivable	51,179	(13,000)
(Decrease) in related party payable	-	(45,798)
Increase (Decrease) in accounts payable	33,514	(10,698)
VSP common units issued for services	2,756	-
Net Cash Used in Operating Activities	(913,381)	(351,091)
Cash Flows from Investing Activities	-	-
Purchase of VSP LLC units	(4,420)	-
Purchase of land	-
Net Cash Used in Investing Activities	(4,420)	-
Cash Flows from Financing Activities
Sale of units	205,037	351,091
Sale of VSP LLC units	962,442	-
Payments to related parties in connection with land acquisitions	(448,925)
Sale of convertible debt	308,200
Cash Flows from Financing Activities	1,026,754	351,091
Net Change in Cash & Cash Equivalents	108,951	-
Beginning Cash & Cash Equivalents	-	-
Ending Cash & Cash Equivalents	$108,951	$-

Non-cash transactions

	For the 12 months ended December 31,
	2021	2020
NCI	$356,525	$-
Purchase of land for deferred payment and issuance of shares	$300,000	$-
Purchase of GCP1 land and infrastructure for deferred payment and issuance of shares	$6,873,568	$-
Shares issued for prior common shares due	$4,000,000	$-

The accompanying notes to condensed financial statements are an integral part of these statements.

F-4

VETANOVA INC

Condensed and Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock		VetaNova Solar	Additional
	Shares (000s)	Amount	Partners (VSP)	Paid In Capital	Accumulated (Deficit)	Noncontrolling interest in VSP	Stockholders’ Equity
Balances, December 31, 2019	627	$49,260		$(49,260)	$(16,509)		$(16,509)
2020 Activity:
Net (Loss)	-	-		-	(297,519)		(297,519)
Private placement	35,109	3,511		347,582	-		351,093
Stock issued for services	103,623	10,362		-	-		10,362
Stock issued to VitaNova Partners LLC	55,613	5,561		-	-		5,561
Balances, December 31, 2020	194,972	$68,694	$-	$298,322	$(314,028)	$-	$52,988

2021 Activity:
Net (Loss)	-	-	-	-	(19,906,722)	-	(19,906,722)
Private placement - VTNA	115,961	11,624	-	193,412	-	-	205,036
VetaNova Solar Partners	-	-	604,252	-	(68,370)	356,525	892,407
Return of stock issued for services	(2,333)	(233)	-	-	-	-	(233)
Stock issued for services	22,500	2,250	-	4,102,900	-	-	4,105,150
Stock issued for asset purchases	95,000	9,500	-	15,840,500	-	-	15,850,000
Stock re-issued to VitaNova Partners	-	-	-	-	-	-	-
Balances, December 31, 2021	426,100	91,835	604,252	20,435,134	(20,289,120)	356,525	1,198,626

The accompanying notes to condensed financial statements are an integral part of these statements.

F-5

VETANOVA INC

Notes to Condensed Financial Statements

For the Twelve Months Ended December 31, 2021 and December 31, 2020

Note 1 – Organization and Business

The Company is in its development stage and intends to build and operate solar-powered, carbon-negative greenhouses utilizing Artificial Intelligence assisted technologies to control the growing environment if the Company can obtain financing. The Company’s revenue is expected to come from growing farm-fresh fruits and vegetables to be sold to local markets.

The Company intends to produce farm-fresh fruits and vegetables for local delivery in historically productive agricultural regions with high solar indexes and close to large urban areas of the United States, such as the Front Range of Colorado and Central Valley of California.

In 2021 the Company acquired four contiguous parcels of land from a related party totaling 157 acres in Pueblo County Colorado.

●	Parcel 1 - The Company issued 95,000,000 shares of its common stock and agreed to pay $2,368,421 by December 31, 2022 to GrowCo Partners 1, LLC for approximately 39 acres containing one fully completed 90,000 sq. ft. greenhouse, and one adjoining fully completed 15,000 sq. ft. warehouse. on the land. The shares were issued in book entry form on November 19, 2021. The cash amount will bear interest at 6% per year from August 17, 2021 until paid. Parcel 1 has. The completed greenhouse and warehouse have not been in operation since 2020.

●	Parcel 2 - The Company issued 5,000,000 shares of its common stock and agreed to pay $131, 579 by December 31, 2022 to GrowCo Partners 2, LLC for 39 acres of vacant land. The shares were issued in book entry form on November 29, 2021. The cash amount will bear interest at 6% per year from August 17, 2021 until paid.

●	Parcel 3 – The Company issued 5,000,000 shares of its common stock and agreed to pay $131, 579 to GrowCo, Inc. by December 31, 2022 for 39 acres of vacant land. The shares were issued in book entry form on November 29, 2021. The cash amount will bear interest at 6% per year from August 17, 2021 until paid.

●	Parcel 4 - The Company issued 15,000,000 shares of its common stock and agreed to pay $394,737 by December 31, 2022 to GrowCo Partners 2, LLC for 39 acres of land with a partially completed greenhouse structure. The shares were issued in book entry form on November 29, 2021. The cash amount will bear interest at 6% per year from August 17, 2021 until paid.

On the land in southern Colorado the Company plans to:

●	retrofit the existing greenhouse and warehouse so that the equipment in the greenhouse and warehouse will run on solar power as opposed to utility provided electricity and propane. (Estimated cost: $750,000. Estimated time to complete: eight months) and build solar system to power the greenhouse/ warehouse (Estimated cost: $1,125,000)

●	construct a total 25 acres of. greenhouse and associated warehouse space (Estimated cost: $55,000,000. Estimated time to complete: 36 months), and build a solar system to power the greenhouse and warehouse facilities (Estimated cost: $9,500,000)

The Company has a direct or indirect interest in the three entities listed above.

The Company plans to finance all or a part of the cost of retrofitting/ constructing greenhouses and warehouses and acquiring solar systems through future offering of the Company’s securities, proceeds from the exercise of the Company’s warrants or borrowings from private lenders.

F-6

As of December 31, 2021 the Company did not have any agreements with any person to purchase any of the Company’s securities lend any funds to the Company or purchase and lease back any of the greenhouse/ warehouse facilities which the Company plans to retrofit or construct.

On August 4, 2021 the Company entered in an agreement with Mastronardi Produce Limited pursuant to which Mastronardi was granted the exclusive right to sell and market all US Grade No. 1 Products produced from all of the Company’s greenhouses in North America. For each sale, Mastronardi will be paid a low double digit percentage of the gross price received for the sale of the products grown at the Company’s greenhouses, plus all costs incurred in the sale and distribution of such products.

Mastronardi is a fourth-generation family owned company and the leading marketer and distributor in North America of tomatoes, peppers, cucumbers, berries and leafy greens. Mastronardi has an extensive and long-tenured retail network and is nationally recognized under the primary SUNSET® brand and other brands, including Campari®, Angel Sweet®, Flavor Bombs®, Sugar Bombs®, tomatoes and WOW™ berries.

Going Concern

The Company has suffered recurring losses from initial buildout and has a significant accumulated deficit, which, as of December 31, 2021, was $20,289,120. In addition, the Company continues to experience negative cash flows from initial buildout. These factors raise substantial doubt about the Company’s ability to continue as a going concern if additional capital is not raised. Management’s plans in regard to these matters is to continue its capital raise activities, and if necessary, substantially reduce general and administrative costs along with forgoing capital expenditures. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements, prepared using the accrual basis of accounting, have been presented in accordance with United States generally accepted accounting principles and stated in US dollars.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ materially from those estimates.

Consolidation

In January 2021, the Company formed VetaNova Solar Partners, LLC (“VSP”). VSP is authorized to issue 100,000,000 common and 100,000,000 preferred membership units. As of December 31, 2021, 71,744,011 common units and 7,379,305 preferred units were outstanding, representing a total of 79,153,316 units outstanding. The Company owns 44,209,020 of common units of VSP which represent approximately 55.85% of the outstanding common units of VSP. Additionally, both the Company and VSP share common management. As a result, VSP is consolidated with the Company’s financial statements.

Cash and cash equivalents

For purposes of reporting cash flows, the Company considers cash and cash equivalents to include highly liquid investments with original maturities of 90 days or less. Those are readily convertible into cash and not subject to significant risk from fluctuations in interest rates. The recorded amounts for cash equivalents approximate fair value due to the short-term nature of these financial instruments.

F-7

Due from related party – VitaNova Partners, LLC

As of December 31, 2020, the Company has advanced funds to a related party, VitaNova Partners, LLC for a total of $51,179. As of December 31, 2021, this has been fully paid.

Greenhouse and associated land

On November 8, 2021, the Company entered into an agreement to purchase an approximately 39 acres along with a greenhouse and warehouse on adjacent property to the 188 acres acquired above. For this purchase, the Company issued 25,000,000 shares of the Company’s common stock, and $1,842105 in cash, to be paid by December 31, 2022.

The land and structures were acquired from a related party entity and therefore, the land and structure value was transferred at historical cost. Based on consideration paid, the Company recognized a loss of $5,818,537 from this acquisition.

After completing the above acquisitions, the Company commissioned an appraisal to be performed. This appraisal gave an “as-is” estimate of value at $3,500,000, which included the greenhouse and infrastructure and land. Therefore, the Company recognized an impairment of $3,673,568.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company has determined the deferred tax assets and liabilities on the basis of the differences between the financial statement and tax basis of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize deferred tax assets in the future in excess of their net recorded amount, it would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of its position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, it recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

Loss per Share

Basic loss per share is computed by dividing the loss attributed to the Company’s common shareholders for the period by the weighted average number of common shares outstanding for the period. Diluted loss per share is computed by dividing the net income for the period by the weighted average number of common and potential common shares outstanding during the period.

As of December 31, 2021, and December 31, 2020, the Company’s outstanding warrants were excluded from the fully diluted weighted average number of shares outstanding since the warrants would be anti-dilutive.

Accounting for Equity Raise

The Company recently sold common stock and warrants. Accounting Standards Codification (“ASC”) requires the Company to first analyze the warrants to determine if the warrants are a liability or an equity instrument.

F-8

The warrants in the offering qualify as equity. The warrants do not obligate the Company to repurchase its shares by transferring an asset. The warrants do not obligate the Company to settle the warrants by issuing a variable number of shares if the monetary value of the obligation is based on a predetermined fixed amount, variation in something other than the issuer’s stock price, or variations inversely related to the issuers stock price. Therefore, since there is no obligation on behalf of the Company, the warrants have been classified as equity.

The next step is to determine the fair value of the equity unit. The Company’s offering does not meet any of the four areas of ASC 820-10-30-3A requiring a fair value calculation; therefore, fair value equals the actual transaction value. The next step is to compute the fair in order to determine the allocation of value between the common shares and the warrants issued (ASC 815). The Company performed this calculation which gave a value of 50% to the warrant and 50% to the common shares.

The following variables were used to calculate the warrant value:

●	Annualized volatility of 865%
●	Expected life in years of 1.02
●	Discount rate – bond equivalent (US Treasury 5-year coupon rate) of 0.37%

The common share value was computed by evaluating each equity raise closing date to the Company’s market stock price to the price issue, which was $0.01/share.

Accounting for debt to equity conversions

For the quarter ending December 31, 2021, the Company issued bridge notes that contains a convertible. These notes mature on June 30, 2022. On, or before, maturity date, the notes can be exchanged for one share of the Company’s stock at $0.05/share. During this offering period, VTNA stock was priced at between $0.05 to $0.15/share.

In order to simplify, and provide less confusion, on accounting for debt with conversion options, FASB release ASU 2020-06 in August 2020.

ASU 2020-06 simplifies the accounting for convertible instruments. Therefore, the embedded conversion features no longer are separated from the debt with conversion features that are not required to be accounted for as derivatives under or that do not result in substantial premiums accounted for as paid-in capital. Consequently, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost and therefor will be accounted for as a single equity instrument measured at its historical cost.

Note 3 – Payment due to related parties for land and structure purchases

On August 17, 2021, the Company acquired from a related party approximately 118 contiguous acres located near the Arkansas River in Avondale, Colorado, for 25,000,000 shares of the Company’s common stock, which were issued on October 6, 2021, and $657,895 in cash to be paid by December 31, 2022.

The issuance of the 25,000,000 common shares is valued at the Company’s public market traded closing price of $0.20/share on August 17, 2021, or $5,000,000.

On November 8, 2021, the Company acquired from a related party approximately 39 contiguous acres located next to the 118 acres purchased above and a greenhouse and warehouse, for 70,000,000 shares of the Company’s common stock, which were issued on October 6, 2021, and $1,842,105 in cash to be paid by December 31, 2022.

The issuance of the 25,000,000 common shares is valued at the Company’s public market traded closing price of $0.155/share on October 6, 2021, or $10,850,000.

During the quarter ended December 31, 2021, the Company paid $448,925 to related parties for the acquisition of land in southern Colorado by offsetting amounts owed by the related parties to the Company.

F-9

Note 4 – Notes Payable

The following is a detail of the bridge notes payable:

	December 31, 2021			December 31, 2020
Note	Principle Balance	Accrued Interest	Discount	Principle Balance	Interest rate	Security
Bridge Notes	$235,000	$1,584	$15,708	$-	6%	Deeds of trust on certain property
Bridge Note - related party	$100,000	$1,291	$5,481	$-	6%
Totals	$335,000	$2,874	$21,189
Less: note discounts	$21,189
Total current notes due	$313,811

For the quarter ending December 31, 2021, the Company issued bridge notes that contains a convertible. These notes mature on June 30, 2022. On, or before, maturity date, the notes can be exchanged for one share of the Company’s stock at $0.05/share. During this offering period, the Company’s stock was priced at between $0.05 to $0.15/share. There are no conversion contingencies. Only the holder of the bridge notes controls the conversion rights.

Note 5 – Equity Transactions

During the twelve months ended December 31, 2021 there were the following equity transactions:

●	115,961,484 shares to outside investors;
●	22,500,000 stock issued for services;
●	95,000,000 stock issued for land and structure purchases, and
●	2,333,333 shares returned from a prior issuance to a consultant for services rendered.

During the year ended December 31, 2020 there were the following equity transactions:

●	91,127,145 shares issued to the Company’s founders, officers and board members;
●	12,495,700 shares issued to the Company’s consultants;
●	55,612,837 shares issued to VitaNova Partners, LLC, and
●	35,109,231 shares issued to outside investors.

Note 6 – Income Taxes

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “Act”), which significantly changed U.S. tax law. The Act lowered the Company’s U.S. statutory federal income tax rate from 35% to 21% effective January 1, 2018, while also imposing a deemed repatriation tax on previously deferred foreign income. The Act also created a new minimum tax on certain future foreign earnings. The impact of the Act had no material impact on the Company’s tax liability and deferrals.

The Company record tax positions as liabilities in accordance with ASC 740 and adjust these liabilities when our judgement changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the recognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. As of December 31, 2021, and 2020, we have not recorded any uncertain tax positions in our financial statements. The Company has not filed tax returns for the year ended December 31, 2021, December 31, 2019 and December 31, 2018. The Company has filed tax returns for the year ended December 31, 2020. Prior to January 31, 2018, there was no financial or taxable transactions since 2011, so the company does not anticipate any material penalties.

F-10

Book loss reconciliation to estimated taxable income is as follows:

	2021	2020
Book loss	$(19,906,722)	$(297,519)
Tax adjustments:
Loss on asset acquisitions	14,850,000	-
Estimate of taxable income	$(5,056,722)	$(297,519)

The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred. On December 31, 2021 and December 31, 2020, we had no unrecognized tax benefits in income tax expense.

The components of the deferred tax asset are as follows:

	2021	2020
Current deferred tax asset
Net operating loss carryforwards	$(1,379,054)	$(83,664)
Other adjustments:
None	-	-
Total cumulative deferred tax asset	(1,379,054)	(83,664)
Valuation allowance	1,379,054	83,664
Effective income tax asset	$-	$-

Income tax provision is summarized below (in thousands):

	2021	2020
Income tax provision:
Current benefit (expense)
Federal	$-	$-
State	-	-
Total current	-	-
Deferred benefit (expense)
Federal	1,061,912	62,479
State	234,126	13,127
Total deferred	1,296,038	75,606
Less: Valuation allowance	(1,296,038)	(75,606)
Total	$-	$-

For the years ended December 31, 2021 and December 31, 2020, the deferred tax asset of $1,296,038 and $75,606, respectively, has a valuation allowance of $1,296,038 and $75,606, respectively, since management has determined the tax benefit cannot be reasonably assured of being used in the near future. The net operating loss carry forward, if not used, will begin to expire in 2045, and is severely restricted as per the Internal Revenue Code if there is a change in ownership.

Note 7 – Related Party Transactions

As of September 30, 2021 VitaNova Partners owed the Company $480,578. During the three months ended December 31, 2021 this was paid in full as an offset to the amounts owed to GrowCo Partners 2, LLC, a related party, and accrued interest owed.

F-11

On July 15, 2020, the Company and VitaNova entered into a consulting agreement whereby VitaNova would provide management services to the Company. VitaNova is paid $456,000 annually for its management services. Payments are made in 12 monthly instalments of $38,000. On December 15, 2020 the consulting agreement was amended to reduce payments to $19,000 a month effective January 1, 2021.

On August 17, 2021, the Company acquired from a related party approximately 118 contiguous acres located near the Arkansas River in Avondale, Colorado, for 25,000,000 shares of the Company’s common stock, which were issued on October 29, 2021, and $657,895 in cash to be paid by December 31, 2022.

On November 8, 2021, the Company acquired from a related party approximately 39 contiguous acres located next to the 118 acres purchased above and a greenhouse and warehouse, for 70,000,000 shares of the Company’s common stock, which were issued on October 6, 2021, and $1,842,105 in cash to be paid by December 31, 2022.

During the year ended December 31, 2020, there were the following equity transactions involving related parties:

●	91,127,145 shares issued to the Company’s founders, officers and board members, and
●	55,612,837 shares issued to VitaNova Partners, LLC.

During the twelve months ended December 31, 2021 there were the following equity transactions involving related parties:

●	17,621,538 VSP common units were issued to John McKowen, and
●	95,000,000 shares of the Company’s common stock issued for land and greenhouse/warehouse purchase

Note 9 - Subsequent Events

On February 8, 2022 the Company entered into an agreement with Dalmore Group, LLC pursuant to which Dalmore Group will act as the Company’s broker/ dealer of record in connection with the Company’s future Regulation A+ Offering.

No money or other consideration is being solicited by means of this report, and if sent, will not be accepted. No offer to buy the Company’s securities can be accepted and no part of the purchase price can be received until the Company’s offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given by the Company after the qualification date. A person’s indication of interest involves no obligation or commitment of any kind.

F-12

PART III- EXHIBITS

Index to Exhibits

Number	Description
2.1 (1)	Articles of Incorporation, as amended
2.3 (1)	Bylaws
3.2.1 (6)	Form of Warrant
3.2.2 (2)	Promissory Note dated August 17, 2020 due to VitaNova Partners LLC
3.2.3	Form of Series III Warrant
3.2.4	Form of Series IV Warrant
4	Subscription Agreement
6.4 (1)	Securities Purchase Agreement between VitaNova Inc and the several investors listed therein
6.5 (3)	Management Agreement between VitaNova Inc and VitaNova Partners LLC
6.6 (4)	Modification of Management Agreement between VitaNova Inc and VitaNova Partners LLC
6.7 (5)	Agreement to acquire GrowCo Partners 1, LLC (By virtue of this agreement, the Company will acquire the real property owned by GrowCo Partners 1, LLC).
6.8 (5)	Agreement to acquire real property owned by GrowCo Partners 2, LLC.
6.9 (5)	Agreement to acquire real property owned by GrowCo, Inc.
6.10(6)	Amended Agreement to acquire GrowCo Partners 1, LLC
6.11(6)	Amended Agreement to acquire real property owned by GrowCo Partners 2, LLC.
6.12(6)	Amended Agreement to acquire real property owned by GrowCo, Inc.
6.13(6)	Agreement with Mastronardi Produce Limited (Certain information has been excluded from this agreement, indicated by blacked out wording, because such information is (i) not material and (ii) would be completely harmful if publicly disclosed)
6.14	Sample Finder's Fee Agreement
9.1	Consent of Attorneys
9.2	Consent of Accountants
12	Legal Opinion

(1)	Incorporated by reference to the same exhibit filed with the Company’s Registration Statement on Form 10.

(2)	Incorporated by reference to the same exhibit filed with the Company’s report of Form 10-K for the year ended December 31, 2020.

(3)	Incorporated by reference to Exhibit 20.1 filed with the Company’s report of Form 10-K for the year ended December 31, 2020.

(4)	Incorporated by reference to Exhibit 20.2 filed with the Company’s report of Form 10-K for the year ended December 31, 2020.

(5)	Incorporated by reference to the same exhibit filed with Amendment No. 1 to the Company’s registration statement on Form S-1 (File #333-258344).

(6)	Incorporated by reference to the same exhibit filed with Amendment No. 3 to the Company’s registration statement on Form S-1 (File #333-258344)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, Colorado on June 15, 2022.

(Exact name of issuer as specified in its charter):	VetaNova, Inc.

By:	/s/ John McKowen
John McKowen, Principal Executive Officer

(Date):	June 15, 2022

/s/ John McKowen
John McKowen, Principal Financial and Accounting Officer

(Date):	June 15, 2022

SIGNATURES OF DIRECTORS:

/s/ John McKowen	June 15, 2022
John McKowen	Date

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